Stillwater Mining Company Announces the Resignation of Kevin Shiell

BILLINGS, MT -- (Marketwired - April 16, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company") today announced that Kevin Shiell, Vice President of Mining Operations, has resigned from the Company to pursue other interests. This change is effective immediately. Mr. Shiell joined the Company in 1999 and in 2006 was promoted to the position of General Manager at the East Boulder Mine. In 2011 he was given responsibility for operations at both of the Company's Montana mines.

Commenting on Mr. Shiell's departure, Mick McMullen, the Company's President and Chief Executive Officer, stated, "Kevin has played an important role over the years in the successful growth and development of both the Stillwater and East Boulder Mines. We wish him continued success in his future endeavors."

Mr. Shiell's responsibilities will be assumed by Dee Bray, Manager of Mine Operations.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other applications. Stillwater Mining Company is engaged in the development, extraction, processing, smelting and refining of PGMs from a geological formation in southern Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of PGMs in the United States and the highest-grade PGM resource in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com.

CONTACT:

Mike Beckstead
(406) 373-8971